Exhibit 99.1
SAIC Announces First Quarter of Fiscal Year 2020 Results

Revenues: $1.6 billion; 37% revenue growth
Diluted earnings per share: $0.92; Adjusted diluted earnings per share(1): $1.36
Adjusted EBITDA(1) as a % of revenues: 8.3%
Cash flows provided by operating activities: $178 million
Contract awards of $1.9 billion, including $300 million of single award IDIQ value; Net bookings of $1.4 billion
Repurchased 591 thousand shares for $44 million
RESTON, VA, June 6, 2019—Science Applications International Corporation (NYSE: SAIC), a leading technology integrator providing high-end solutions in engineering, IT, and mission solutions across the defense, space, civilian, and intelligence markets, today announced results for the first quarter ended May 3, 2019.
“SAIC is off to a strong start to fiscal year 2020, keeping our attention on strong operational performance while continuing the integration of Engility," said SAIC CEO-Elect, Nazzic Keene. "The transition of CEO responsibilities has gone smoothly while executing our business strategy to accelerate sustained profitable growth through our newly acquired capabilities, talent, and customer access."
First Quarter of Fiscal Year 2020: Summary Operating Results

	Three Months Ended
	May 3, 2019	Percent change		May 4, 2018
	(in millions, except per share amounts)
Revenues	$1,615	37%		$1,175
Operating income	93	41%		66
Operating income as a percentage of revenues	5.8%	20	bps	5.6%
Adjusted operating income(1)	101	53%		66
Adjusted operating income as a percentage of revenues	6.3%	70	bps	5.6%
Net income attributable to common stockholders	55	12%		49
EBITDA(1)	126	66%		76
EBITDA as a percentage of revenues	7.8%	130	bps	6.5%
Adjusted EBITDA(1)	134	76%		76
Adjusted EBITDA as a percentage of revenues	8.3%	180	bps	6.5%
Diluted earnings per share	$0.92	(19)%		$1.13
Adjusted diluted earnings per share(1)	$1.36	11%		$1.23
Net cash provided by operating activities	$178	102%		$88
Free cash flow(1)	$169	106%		$82

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Revenues for the quarter increased $440 million, or 37%, compared to the prior year quarter due to the acquisition of Engility. Excluding acquired revenues, revenues contracted 2.8%, attributable to humanitarian relief materials in the prior year quarter and the effect of acquisition related revenue dis-synergies.
Operating income as a percentage of revenues of 5.8%, increased from 5.6% in the comparable prior year period, due to the acquisition of Engility, cost synergies related to the acquisition, and improved performance across our portfolio, partially offset by higher costs associated with the acquisition and integration of Engility.
Net income attributable to common stockholders for the quarter increased $6 million as compared to the same period in the prior year primarily due to increased operating income ($24 million, net of tax), partially offset by higher interest expense and a higher effective tax rate.
Adjusted EBITDA(1) as a percentage of revenues for the quarter increased to 8.3%, compared to 6.5% for the prior year quarter, driven by the acquisition of Engility, cost synergies related to the acquisition, and improved performance across our portfolio including higher net favorable changes in estimates.
Diluted earnings per share was $0.92 for the quarter and adjusted diluted earnings per share(1) was $1.36. The weighted-average diluted shares outstanding during the quarter was 60 million shares.
Cash Generation and Capital Deployment
Cash flows provided by operating activities for the first quarter were $178 million, compared to $88 million during the same period in the prior year. The improvement is primarily due to customer collections recouped from the U.S. federal government partial shutdown that occurred in the prior quarter, strong customer collections across several programs, and cash provided from the operating activities of Engility.
During the quarter, SAIC deployed $70 million of capital, consisting of $44 million in plan share repurchases (591 thousand shares) under SAIC's previously announced share repurchase program, $23 million in cash dividends, and a $3 million mandatory term loan repayment.
Quarterly Dividend Declared
Subsequent to quarter end, the Company’s Board of Directors declared a cash dividend of $0.37 per share of the Company’s common stock payable on July 26, 2019 to stockholders of record on July 12, 2019. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
New Business Awards
Contract awards for the quarter were $1.9 billion, including approximately $300 million from single award indefinite-delivery, indefinite-quantity (IDIQ) value. Net bookings for the quarter were approximately $1.4 billion, which reflects a book-to-bill ratio of 0.9. Of the net bookings for the quarter, 70% were for new business. SAIC’s estimated backlog of signed business orders at the end of the quarter was approximately $13.6 billion of which $3.0 billion was funded.
SAIC was awarded the following contracts during the quarter:
U.S. Intelligence Community: SAIC was awarded a mix of recompete and new business contracts and task orders valued at approximately $300 million, if all options are exercised, by the U.S. national security, space, and intelligence customers. Although these customers and the specific nature of these contracts are classified, they all encompass strategic, end-to-end services that help bolster national security.

Notable Recompete Awards:

NASA: SAIC was awarded NASA's Safety and Mission Assurance Engineering Contract (SMAEC) II worth up to $292 million. Under this contract, SAIC will continue to provide safety engineering, reliability engineering, quality engineering, quality assurance, and software assurance in support of NASA programs and projects. The contract has a five year period of performance, if all options are exercised.

The U.S. Air Force: SAIC was awarded a $58 million contract by the Air Force Research Laboratory to research laser bioeffects, advance vision science, conduct modeling and simulation, and perform safety engineering. The Optical Radiation Bioeffects and Safety contract enhances airman combat survivability by

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

enabling U.S. forces to counter optical hazards and threats. The contract has a 75-month period of performance.

The U.S. Navy: SAIC was awarded a prime position on a $98 million multi-award IDIQ contract to provide support to the Department of Defense Air Traffic Control and Landing Systems, as well as developmental programs such as the Joint Precision Approach and Landing Systems (JPALS). The company will compete for task orders to support the Naval Air Warfare Center Aircraft Division at Patuxent River, Maryland. The contract has a five-year ordering period.

Notable New Business Awards:

The Defense Threat Reduction Agency (DTRA): SAIC was awarded a position on the $535 million DTRA IT Service Design multiple-award IDIQ contract to integrate IT services across DTRA. As one of five awardees, SAIC will compete for task orders over a 10 year period of performance, if all options are exercised.

The U.S. Marine Corps: SAIC was awarded a prime position on the Marine Air-Ground Task Force Training Systems Support multiple-award IDIQ contact. The company will compete for task orders to support pre-deployment training programs to Marine Corps operating forces to improve Marine warfighting skills. The contract is valued at $245 million and has a 10-year period of performance.
Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 8:00 a.m. Eastern time on June 6, 2019. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC® is a premier technology integrator solving our nation’s most complex modernization and readiness challenges. Our robust portfolio of offerings across the defense, space, civilian, and intelligence markets includes high-end solutions in engineering, IT, and mission solutions. Using our expertise and understanding of existing and emerging technologies, we integrate the best components from our own portfolio and our partner ecosystem to deliver innovative, effective, and efficient solutions.

We are 23,000 strong; driven by mission, united by purpose, and inspired by opportunities. Headquartered in Reston, Virginia, SAIC has pro forma annual revenues of approximately $6.5 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Shane Canestra, +1.703.676.2720, shane.p.canestra@saic.com
Media: Lauren Presti, +1.703.676.8982, lauren.a.presti@saic.com

Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	May 3, 2019	May 4, 2018
	(in millions, except per share amounts)
Revenues	$1,615	$1,175
Cost of revenues	1,435	1,074
Selling, general and administrative expenses	77	35
Acquisition and integration costs	10	—
Operating income	93	66
Interest expense	25	12
Other (income) expense, net	(2)	(1)
Income before income taxes	70	55
Provision for income taxes	(14)	(6)
Net income	$56	$49
Net income attributable to non-controlling interest	1	—
Net income attributable to common stockholders	$55	$49
Weighted-average number of shares outstanding:
Basic	59.3	42.4
Diluted	60.0	43.4
Earnings per share:
Basic	$0.93	$1.16
Diluted	$0.92	$1.13

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	May 3, 2019	February 1, 2019
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$151	$237
Receivables, net	1,039	1,050
Inventory, prepaid expenses and other current assets	127	146
Total current assets	1,317	1,433
Goodwill	2,120	2,120
Intangible assets, net	778	803
Property, plant, and equipment, net	103	103
Other assets	289	104
Total assets	$4,607	$4,563
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$714	$632
Accrued payroll and employee benefits	259	241
Long-term debt, current portion	37	24
Total current liabilities	1,010	897
Long-term debt, net of current portion	1,902	2,065
Other long-term liabilities	222	102
Total common stockholders' equity	1,462	1,485
Non-controlling interest	11	14
Total stockholders' equity	1,473	1,499
Total liabilities and stockholders' equity	$4,607	$4,563

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	May 3, 2019	May 4, 2018
	(in millions)
Cash flows from operating activities:
Net income	$56	$49
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36	11
Deferred income taxes	9	—
Stock-based compensation expense	8	8
Increase (decrease) resulting from changes in operating assets and liabilities:
Receivables	11	8
Inventory, prepaid expenses and other current assets	16	7
Other assets	11	(6)
Accounts payable and accrued liabilities	20	(24)
Accrued payroll and employee benefits	18	34
Other long-term liabilities	(7)	1
Net cash provided by operating activities	178	88
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(9)	(6)
Purchases of marketable securities	(21)	—
Net cash used in investing activities	(30)	(6)
Cash flows from financing activities:
Dividend payments to stockholders	(23)	(14)
Principal payments on borrowings	(153)	(8)
Issuances of stock	2	2
Stock repurchased and retired or withheld for taxes on equity awards	(56)	(53)
Debt issuance costs	—	(1)
Distributions to non-controlling interest	(4)	—
Net cash used in financing activities	(234)	(74)
Net (decrease) increase in cash, cash equivalents and restricted cash	(86)	8
Cash, cash equivalents and restricted cash at beginning of period	246	152
Cash, cash equivalents and restricted cash at end of period	$160	$160

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	May 3, 2019	February 1, 2019

Funded backlog	$2,982	$2,753
Negotiated unfunded backlog	10,587	11,048
Total backlog	$13,569	$13,801
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

EBITDA, Adjusted EBITDA and Adjusted Operating Income

	Three Months Ended
	May 3, 2019	May 4, 2018
	(in millions)
Net income attributable to common stockholders	$55	$49
Interest expense	25	12
Interest income	(1)	(1)
Provision for income taxes	14	6
Depreciation and amortization	33	10
EBITDA(1)	126	76
EBITDA as a percentage of revenues	7.8%	6.5%
Acquisition and integration costs	10	—
Recovery of acquisition and integration costs	(2)	—
Adjusted EBITDA(1)	$134	$76
Adjusted EBITDA as a percentage of revenues	8.3%	6.5%

Operating income	$93	$66
Operating income as a percentage of revenues	5.8%	5.6%
Acquisition and integration costs	10	—
Recovery of acquisition and integration costs	(2)	—
Adjusted operating income(1)	$101	$66
Adjusted operating income as a percentage of revenues	6.3%	5.6%

EBITDA is a performance measure that is calculated by taking net income attributable to common stockholders and excluding interest, provision for income taxes, and depreciation and amortization. Adjusted EBITDA and adjusted operating income are performance measures that exclude acquisition and integration costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's significant acquisition of Engility. The recovery of acquisition and integration costs relate to acquisition and integration costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Diluted Earnings Per Share

	Three Months Ended
	May 3, 2019	May 4, 2018
Diluted earnings per share	$0.92	$1.13

Acquisition and integration costs, divided by diluted 'weighted-average number of shares outstanding' (WASO)	0.13	—
Tax effect of acquisition and integration costs, divided by diluted WASO	(0.03)	—
Net effect of acquisition and integration costs, divided by diluted WASO	0.10	—

Amortization of intangible assets, divided by diluted WASO	0.42	0.12
Tax effect of amortization of intangible assets, divided by diluted WASO	(0.08)	(0.02)
Net effect of amortization of intangible assets, divided by diluted WASO	0.34	0.10

Adjusted diluted earnings per share(1)	$1.36	$1.23
Adjusted diluted earnings per share is a performance measure that excludes acquisition and integration costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's recent acquisition of Engility and is net of the recovery of acquisition and integration costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow

	Three Months Ended
	May 3, 2019	May 4, 2018
	(in millions)
Net cash provided by operating activities	$178	$88
Expenditures for property, plant, and equipment	(9)	(6)
Free cash flow(1)	$169	$82
Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present a similar non-GAAP liquidity measure. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.